Abacus Global Management Announces $20 Million Share Repurchase Program
~ Underscores the Board of Directors Confidence in the Company’s Long‑Term Business Model, Recurring Earnings, and Capital Strength ~
ORLANDO, FL – Jan. 30, 2026 – Abacus Global Management, Inc. ("Abacus" or the "Company") (NYSE: ABX), a leader in the alternative asset management industry, today announced that its Board of Directors has authorized a $20 million share repurchase program, effective January 30, 2026, as a part of the Company’s capital allocation strategy framework.
“This authorization reflects our confidence in the Company’s long-term strategy, financial strength, and future growth prospects,” said Jay Jackson, Chairman and Chief Executive Officer. “Additionally, this program further positions Abacus for continued growth while enabling shareholders to benefit directly from strong and sustainable earnings.”
Abacus expects to fund the share repurchase program through cash on hand and free cash flow. The Company’s capital allocation strategy is designed to balance continued investment in origination growth, technology, and acquisitions with the return of capital to shareholders through the share repurchase program.
About Abacus
Abacus Global Management (NYSE: ABX) is a leading financial services company specializing in alternative asset management, data-driven wealth solutions, technology innovations, and institutional services. With a focus on longevity-based assets and personalized financial planning, Abacus leverages proprietary data analytics and decades of industry expertise to deliver innovative solutions that optimize financial outcomes for individuals and institutions worldwide.
For more information, please visit www.abacusgm.com
Contacts:
Investor Relations
Robert F. Phillips – SVP Investor Relations and Corporate Affairs rob@abacusgm.com
(321) 290-1198
David Jackson – Managing Director of Investor Relations david@abacusgm.com
(321) 299-0716
Abacus Global Management Public Relations
press@abacusgm.com